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                                                                    EXHIBIT 8.01


                                 March 24, 1999



INTEGRATED DEVICE TECHNOLOGY, INC.
2975 Stender Way
Santa Clara, CA 95954

Attention: Board of Directors

          Re: Exhibit Tax Opinion to the S-4 Registration Statement Filed in Connection With the Merger Transaction Involving Integrated Device Technology, Inc. and Quality Semiconductor, Inc.

Ladies and Gentlemen:

          We have been requested to render this opinion concerning certain matters of U.S. federal income tax law in connection with the proposed merger (the transaction collectively referred to as the "MERGER") involving Quality Semiconductor, Inc., a California corporation ("QSI"), and Penguin Acquisition, Inc., a California corporation ("MERGER SUB") and a wholly-owned subsidiary of Integrated Device Technology, Inc., a Delaware corporation ("IDT"). The Merger is further described in and is in accordance with the Securities and Exchange Commission Form S-4 Registration Statement filed on March __, 1999, and related Exhibits thereto, as thereafter amended at any time to and including the date hereof (the "S-4 REGISTRATION STATEMENT"). This opinion has been requested solely in connection with the filing of the S-4 Registration Statement with the Securities and Exchange Commission with respect to the Merger.

          The Merger is structured as a statutory merger of Merger Sub with and into QSL, with QSI surviving the merger and becoming a wholly-owned subsidiary of IDT, all pursuant to the applicable corporate laws of the state of California and in accordance with the Agreement and Plan of Merger by and among QSI, IDT and Merger Sub, dated as of November 1, 1998, and exhibits thereto (collectively, the "AGREEMENT"). Except as otherwise indicated, capitalized terms used herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "CODE").

          We have acted as legal counsel to IDT in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto), among others:
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Integrated Device Technology, Inc.
March 24, 1999
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        1.  The S-4 Registration Statement (including exhibits thereto);

        2.  The Agreement;

        3. An Officers' Tax Certificate of IDT and Merger Sub dated February __, 1999, signed by an authorized officer of each of IDT and Merger Sub and delivered to us from IDT and Merger Sub and incorporated herein by reference; a copy of this Certificate of Officers is attached hereto as Exhibit A; and

        4. An Officer's Tax Certificate of QSI dated February 5, 1999, signed by an authorized officer of QSI and delivered to us from QSI and incorporated herein by reference; a copy of this Certificate of Officer is attached hereto as Exhibit B.

        In addition, we have reviewed such other instruments and documents related to the formation, organization and operation of QSI, IDT and Merger Sub or the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

        In connection with rendering this opinion, we have obtained representations and are relying thereon (without any independent investigation or review thereof) that:

        (1) Neither IDT nor a person related to IDT (within the meaning of Treas. Reg. Section 1.368-1(e)(3)) will redeem nor acquire any of the IDT Common stock issued in the transaction or acquire any QSI stock prior to the transaction, other than possible repurchases of unvested stock of employees, directors and consultants in connection with termination of such employees, directors and consultants, and other than pursuant to IDT's previously adopted share repurchase plan whereby the company is permitted to purchase up to 10 million shares of IDT Common Stock (approximately 12 percent of its outstanding shares) in open market transactions.

        (2) Following the Merger, QSI will hold at least 90 percent of the fair market value of its and Merger Sub's net assets, and at least 70 percent of the fair market value of its and Merger Sub's gross assets such that it will hold substantially all of its and Merger Sub's assets within the meaning of Section 368(a)(2)(E)(i) of the Code and the Treasury regulations promulgated thereunder and will continue its historic business or use a significant portion of its historic business assets in a business;

        (3) No QSI stockholder has guaranteed or will guarantee any QSI indebtedness outstanding during the period immediately prior to the Merger.

        (4) None of QSI, IDT, or Merger Sub is, or will be at the time of the Merger, an investment company as defined in Section 368(a)(2)(F) of the Code.

        In addition, in connection with rendering this opinion, we have assumed (without any independent investigation thereof) that:



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Integrated Device Technology, Inc.
March 24, 1999
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       (1)    To the extent any expenses relating to the Merger (or the "plan of reorganization" within the meaning of Treas. Reg. Section 1.368-1(c) with respect to the Merger) are funded directly or indirectly by a party other than the incurring party, such expenses will be reorganization expenses within the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187;

       (2)    At all relevant times prior to and including the Effective Date,
(i) no outstanding indebtedness of QSI, IDT, or Merger Sub has or will represent equity for tax purposes; (ii) no outstanding equity of QSI, IDT, or Merger Sub has represented or will represent indebtedness for tax purposes;
(iii) no outstanding security, instrument, agreement or arrangement that provides for, contains, or represents either a right to acquire QSI capital stock (or to share in the appreciation thereof) constitutes or will constitute "stock" for purposes of Section 368(c) of the Code; and

       (3) Original documents (including signature) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

       (4) Any representation or statement referred to above made "to the best of knowledge" or otherwise similarly qualified is correct without such qualification, and all statements and representations, whether or not qualified are true and will remain true through the Effective Date and thereafter where relevant;

       (5) The Merger will be consummated pursuant to the Agreement and will be effective under the laws of the state of California; and

       In addition to the above, our opinion is conditioned on the delivery of an opinion of counsel, substantially identical in substance to this opinion, to QSI from the Venture Law Group, and that such opinion will not be withdrawn prior to the Effective Date.

       Based on the foregoing documents, materials, assumptions and information, and subject to the qualifications and assumptions set forth herein and in the S-4 Registration Statement, we are of the opinion that if the Merger is consummated in accordance with the provisions of the Agreement (and without any waiver, breach or amendment of any of the provisions thereof):

       (a) the Merger will be a "reorganization" for federal income tax purposes within the meaning of Section 368(a) of the Code;

       (b) each of IDT, QSI and Merger Sub will be a "party to the reorganization" within the meaning of Section 368(b) of the Code;

       (c)    no gain or loss will be recognized by QSI shareholders solely upon their receipt of IDT common stock in the merger in exchange for QSI common stock, except to the extent of cash received in lieu of a fractional share; and
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Integrated Device Technology, Inc.
March 24, 1999
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          (d) the disclosure of the material federal income tax consequences of the Merger to QSI shareholders in the S-4 Registration Statement under the heading "Material Federal Income Tax Considerations" is correct in all material respects, subject to the limitations set forth therein.

          Our opinion set forth above is based on the existing provisions of the Code, Treasury Regulations (including Temporary Treasury Regulations) promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements of the Internal Revenue Service (the "SERVICE") and existing court decisions, any of which could be changed at any time. Any such changes might be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify the opinion set forth above. Nevertheless, we undertake no responsibility to advise you of any subsequent developments in the application, operation or interpretation of the U.S. federal income tax laws.

          Our opinion concerning certain of the U.S. federal tax consequences of the Merger is limited to the specific U.S. federal tax consequences presented above. No opinion is expressed as to any transaction other than the Merger, including any transaction undertaken in connection with the Merger. In addition, this opinion does not address any estate, gift, state, local or foreign tax consequences that may result from the Merger. In particular, we express no opinion regarding: (i) the amount, existence, or availability after the Merger, of any of the U.S. federal income tax attributes of QSI, IDT or Merger Sub; (ii) any transaction in which QSI Common Stock is acquired or IDT Common Stock is disposed other than pursuant to the Merger; (iii) the potential application of the "disqualifying disposition" rules of Section 421 of the Code to dispositions of QSI Common Stock; (iv) the effects of the Merger and IDT's assumption of outstanding options to acquire QSI stock on the holders of such options under any QSI employee stock option or stock purchase plan, respectively; (v) the effects of the Merger on any QSI stock acquired by the holder subject to the provision of Section 83(a) of the Code; (vi) the effects of the Merger on any payment which is or may be subject to the provisions of
Section 280G of the Code; and (vii) the application of the collapsible corporation provisions of Section 341 of the Code to QSI, IDT or Merger Sub as a result of the Merger.

          No ruling has been or will be requested from the Service concerning the U.S. federal income tax consequences of the Merger. In reviewing this opinion, you should be aware that the opinion set forth above represents our conclusions regarding the application of existing U.S. federal income tax law to the instant transaction. If the facts vary from those relied upon (including if any representations, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinions contained herein could be inapplicable. You should be aware that an opinion of counsel represents only counsel's best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Service or that a court considering the issues would not hold otherwise.

          We consent to the use of this opinion as an exhibit to the S-4 Registration Statement, to references to this opinion in the S-4 Registration Statement and to the use of our name in the S-4 Registration Statement under the heading "Material Federal Income Tax
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Integrated Device Technology, Inc.
March 24, 1999
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Considerations". In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder.
The filing of this opinion as an exhibit to the S-4 Registration Statement and the references to the opinion and our Firm therein are not intended to create liability under applicable state law to any person other than IDT, our client.

                                   Very truly yours,

                                   /s/ FENWICK & WEST
                                   -----------------------------------------
                                   FENWICK & WEST LLP
                                   A LIMITED LIABILITY PARTNERSHIP INCLUDING
                                   PROFESSIONAL CORPORATIONS

EXHIBITS:

     EXHIBIT A -- An Officers' Tax Certificate of Integrated Device Technology, Inc. and Penguin Acquisition Corporation, dated February __, 1999, and signed by authorized officers of Integrated Device Technology, Inc. and Penguin Acquisition Corporation.

     EXHIBIT B -- An Officer's Tax Certificate of Quality Semiconductor, Inc., dated February 5, 1999 and signed by an authorized officer of Quality Semiconductor, Inc.